ASSET PURCHASE AGREEMENT


                                     BETWEEN


                         TRANSIT HOMES OF AMERICA, INC.

                                    (Seller)

                                      and

                       CAMBRIDGE MANAGEMENT COMPANY, INC.


                                       AND


                             MORGAN DRIVE AWAY, INC.

                                   (Purchaser)






                                November 18, 1996

                            ASSET PURCHASE AGREEMENT
                                     BETWEEN
                         TRANSIT HOMES OF AMERICA, INC.
                                      AND
                             MORGAN DRIVE AWAY, INC.


                                TABLE OF CONTENTS

1.         DEFINITIONS ................................................        1

   2       PURCHASE AND SALE ..........................................        4

3.         PURCHASE PRICE .............................................        4
   3.01    Payment of Purchase Price ..................................        4
   3.02    No Assumption of Liabilities ...............................        4
   3.03    Method of Payment ..........................................        5
   3.04    Allocation of Purchase Price ...............................        5
   3.05    Deposit; Escrow Arrangement ................................        5

4.         CLOSING ....................................................        5
   4.01    Time and Place .............................................        5
   4.02    Sellers Obligations at Closing .............................        5
   4.03    Cambridge's Obligations at Closing .........................        6
   4.04    Purchaser's Obligation at Closing ..........................        6
   4.05    Purchasers Conditions Precedent to Closing .................        7
   4.06    Seller's Conditions Precedent to Closing ...................        8
   4.07    Further Assurances .........................................        8
   4.08    Operations Pending Closing .................................        8
   4.09    Cooperation in Satisfying Conditions Precedent .............        8

5.         ADDITIONAL COVENANTS .......................................        9
   5.01    Regulatory and Other Authorizations; Consents ..............        9
   5.02    Sales, Etc. Taxes ..........................................        9
   5.03    Risk of Loss ...............................................        9
   5.04    Survival of Representations and Warranties .................        9
   5.05    Employees ..................................................       10
   5.06    Access to Information ......................................       10
   5.07    Publicity ..................................................       10
   5.08    Collection of Accounts Receivable ..........................       10
   5.09    Preservation of and Access to Books and Records ............       11
   5.10    Audited Financial Statements ...............................       11
   5.11    Unaudited Financial Statements .............................       11
   5.12    Environmental Surveys; Remediation .........................       11
   5.13    Related-Party Leases .......................................       12

6.         REPRESENTATIONS AND WARRANTIES OF SELLER ...................       12
   6.01    Corporate Organization .....................................       12
   6.02    Authorization ..............................................       12
   6.03    No Violation ...............................................       13
   6.04    Consents ...................................................       13
   6.05    Books and Records ..........................................       13
   6.06    Financial Statements .......................................       13
   6.07    Taxes ......................................................       14
   6.08    Tangible Personal Property .................................       14
   6.09    Insurance; Claims ..........................................       14
   6.10    Compliance with Law ........................................       14
   6.11    Licenses and Permits .......................................       14
   6.12    Title to Assets ............................................       15
   6.13    Assumed Agreements and Assumed Facility Leases .............       15
   6.14    Absence of Certain Changes .................................       15
   6.15    Accounts Receivable ........................................       15
   6.16    Intangibles ................................................       16
   6.17    No Litigation or Adverse Events ............................       16
   6.18    Contracts and Commitments ..................................       16
   6.19    Customers ..................................................       16


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    6.20   Environmental Matters .......................................      17
    6.21   Labor Matters 17
    6.22   Employee Benefit Plans ......................................      18
    6.23   No Broker's or Finder's Fees 18
    6.24   Material Misstatements or Omissions .........................      18

7.         REPRESENTATIONS AND WARRANTIES OF CAMBRIDGE .................      18
    7.01   Corporate Organization ......................................      18
    7.02   Authorization 19
    7.03   No Violation ................................................      19
    7.04   Consents 19
    7.05   Books and Records ...........................................      19
    7.06   Financial Statements ........................................      19
    7.07   Taxes .......................................................      19
    7.08   Tangible Personal Property ..................................      20
    7.09   Insurance; Claims ...........................................      20
    7.10   Compliance with Law .........................................      20
    7.11   Licenses and Permits ........................................      20
    7.12   Title to Assets .............................................      21
    7.13   Assumed Agreements 21
    7.14   Absence of Certain Changes ..................................      21
    7.15   No Litigation or Adverse Events .............................      21
    7.16   Contracts and Commitments ...................................      22
    7.17   Labor Matters 22
    7.18   Employee Benefit Plans ......................................      22
    7.19   No Broker's or Finder's Fees 22
    7.20   Material Misstatements or Omissions .........................      23

8.         REPRESENTATIONS AND WARRANTIES OF PURCHASER .................      23
    8.01   Organization ................................................      23
    8.02   Authorization 23
    8.03   No Violation ................................................      23
    8.04   Consents 23
    8.05   Material Misstatements or Omissions .........................      23



9.         INDEMNIFICATION .............................................      24
    9.01   Indemnification by Seller ...................................      24
    9.02   Indemnification by Cambridge 24
    9.03   Indemnification by Purchaser 24
    9.04   Procedure ...................................................      25
    9.05   Costs and Expenses 25
    9.06   Right of Offset .............................................      25
    9.07   Limitation on Claims ........................................      26

           10. MISCELLANEOUS ...........................................      26
   10.01   Incorporation of Recitals, Exhibits, and Schedules ..........      26
   10.02   Governing Law ...............................................      26
   10.03   Headings ....................................................      26
   10.04   Notices 26
   10.05   Successors and Assigns 27
   10.06   Assignment ..................................................      27
   10.07   Entire Agreement; Amendments ................................      27
   10.08   Remedies for Breach .........................................      27
   10.09   Professional Fees 27
   10.10   Counterparts 27
   10.11   Arbitration of Disputes .....................................      28
   10.12   Time of the Essence .........................................      28

                            ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT is made and entered into as of the 18th day of November, 1996, by and between TRANSIT HOMES OF AMERICA, INC., an Idaho corporation (Seller); CAMBRIDGE MANAGEMENT COMPANY, INC., an Idaho corporation (Cambridge); and MORGAN DRIVE AWAY, INC., an Indiana corporation (Purchaser).

                                    RECITALS

          Seller is a provider of transportation services principally to the manufactured housing industry and to a lesser extent to the recreational vehicle industry, using personnel provided on a contract basis by Cambridge and independent contractors who contract directly with Seller (the Transit Business). Cambridge, which is under common ownership with Seller, in addition to providing personnel on a contract basis to Seller, is engaged in other, unrelated business (the Unrelated Cambridge Businesses). Seller and Cambridge desire to sell and Purchaser desires to acquire substantially all of the assets of Seller and Cambridge used in the Transit Business.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties herein contained, the parties intending to be legally bound hereby agree as follows:

     1.  DEFINITIONS.   Except  as  otherwise  expressly  provided  herein,  the
following terms have the meanings set forth in this section:

     1.01. Acquired Assets means the Business Records, the Intangibles, the Prepaid Items, and the Tangible Personal Property. Specifically excluded from such term are accounts receivable, cash, marketable securities, and other cash-equivalents, insurance proceeds (except to the extent provided in section 5.03), insurance deposits, and the Excluded Assets.

     1.02.  Affiliate  of a person  means  any other  person  who  controls,  is controlled by, or is under common control with such person and, in the case of an individual, also includes such persons spouse, siblings, ancestors, descendants, and any persons controlled by any combination of the foregoing.

     1.03. Assignment and Assumption Agreement means the Assignment and Assumption Agreement between Purchaser and Seller in substantially the form of Exhibit A. 1.04. Assumed Agreement means any of the license agreements, service agreements, leases of tangible personal property, and other obligations of a contractual nature (if any) identified in Schedule 1.04.

     1.05. Assumed Facility Lease means any lease of real property identified in
Schedule 1.05 (subject to Purchasers right to reject any such lease pursuant to section 5.11). 1.06. Assumed Liabilities means the liabilities and obligations of Seller identified in Schedule 1.06. 1.07. Assumed Liabilities Balance means the aggregate outstanding balance as of the Closing Date of the Assumed Liabilities. 1.08. Audited Financial Statements means the combined balance sheets as of September 30, 1996, and December 31, 1995, and the combined statements of income, cash flows, and changes in stockholders equity for the nine-month period ended September 30, 1996, and for the year ended December 31, 1995, of Seller and Cambridge (excluding the Unrelated Cambridge Businesses), together with the report thereon of independent public accountants, prepared and certified (as defined in Regulation S-X) without reservation or exception by KPMG Peat Marwick LLP or another qualified firm of certified public accountants reasonably acceptable to Purchaser.

     1.09. Business Records means all files, records, documents, and other written or otherwise recorded (including machine-readable) materials and information relating to the Transit Business but excluding charter documents, bylaws, minutes of meetings of the board of directors and stockholders of Seller or Cambridge, and other, similar corporate documents that do not relate to the Acquired Assets.

     1.10.  Closing Date means the date on which  Closing  occurs as provided in section 4.01.

     1.11. Environmental Law means (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq.;
(ii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.; (iii) the Toxic Substances Control Act, as amended, 15 U.S.C. 2601 et seq.; and (iv) any other federal or state law, regulation, ordinance, or governmental requirement relating to the protection of health or the environment;

     1.12.  Excluded Assets means the tangible personal  property  identified in
Schedule 1.12.

     1.13. Facility means the real property leased pursuant to an Assumed Facility Lease.

     1.14. Intangibles means all of Sellers rights to trademarks, logos, trade names, contract rights, choses in action, goodwill, and customer lists, all licenses, permits, authorizations, consents, and approvals, and all other items of intangible personal property in any way relating to the Transit Business or the Acquired Assets, including but not limited to the names Transit Homes and Transit Homes of America, but excluding Sellers insurance proceeds (except to the extent provided in section 5.03), insurance deposits, accounts receivable, cash, marketable securities, and other cash-equivalents,

     1.15. Kling Agreement means the Employment Agreement between Purchaser and Larry Kling in substantially the form of Exhibit B.

     1.16. Prepaid Items means the prepaid expenses, deposits, and similar items identified in Schedule 1.16.

     1.17. Related-Party Leases means leases of Facilities with Larry Kling in substantially the form of Exhibit C.

     1.18. Required Consent means the consent of any third party to the assignment to and assumption by Purchaser of any of the Assumed Agreements or Assumed Facility Leases, other than a consent that the parties have agreed need not be obtained as indicated in Schedule 1.04 (with respect to the Assumed Agreements) or Schedule 1.05 (with respect to the Assumed Facility Leases).

     1.19. Sellers Knowledge and Cambridges Knowledge means the actual knowledge of Rhona Hall or Victor Bremson or, after due inquiry, of Larry Kling.

     1.20. Tangible Personal Property means all furniture, trade fixtures, equipment, and other tangible personal property owned or leased by Seller or Cambridge and used or held for use in the Transit Business, including but not limited to the assets identified in Schedule 1.20, but excluding the Excluded Assets.

     1.21. Unaudited Financial Statements means (i) the unaudited financial statements of Seller as at September 30, 1996, December 31, 1995, and December 31, 1994, and for the nine-month period and the years then ended and (ii) the unaudited financial statements of Cambridge as at December 31, 1995, and December 31, 1994, and for the years then ended, all of which are attached as
Schedule 1.21, together with any unaudited financial statements of Seller delivered by Seller as provided in section 5.11.

          The  following   additional  terms  are  defined   elsewhere  in  this
Agreement:

Benefit Plan                       Section 6.22
Breach of Warranty Claim           Section 9.05
Closing                            Section 4.01
Closing Amount                     Section 3.01(a)
Code                               Section 3.04
Deposit                            Section 3.05
Effective Time                     Section 4.01
 Encumbrances                      Section 6.12
 ERISA                             Section 6.22
Essential Facility                 Section 5.12
Financial Statements               Section 6.06

GAAP                               Section 6.06
Hazardous Substance                Section 6.20(e)
Indemnitee                         Section 9.04
Indemnitor                         Section 9.04
Morgan                             Section 3.01(b)
Outside Date                       Section 4.01
Phase I Survey                     Section 5.11
Purchase Price Note                Section 3.01
Recognized Environmental
     Condition                     Section 5.12(d)
Tangible Assets                    Section 5.03(a)
Third-Party Claim                  Section 9.04
 Transit Business                  Recitals
 Unrelated Cambridge Businesses    Recitals

          2.   PURCHASE AND SALE.

               Seller hereby agrees to sell and transfer the Acquired Assets to Purchaser on the Closing Date, effective as of the Effective Time, and Purchaser hereby agrees to purchase and accept the Acquired Assets from Seller, all on the terms and subject to the conditions herein set forth.

          3.   PURCHASE PRICE.

     3.01. Payment of Purchase Price. On the Closing Date, Purchaser shall:

     (a) pay to Seller  $900,000 of the following  amount (the Closing  Amount):
$1,660,000: (i) minus the amount by which the Assumed Liabilities Balance exceeds $365,000 or (ii) plus the amount by which the Assumed Liabilities Balance is less than $315,000, as the case may be; and

     (b) execute and deliver to Seller a promissory note for an amount equal to the sum of (i) $1,158,500 and (ii) the Closing Amount minus $900,000 in substantially the form of Exhibit D (the Purchase Price Note), guaranteed by The Morgan Group, Inc. (Morgan).

     3.02. Limited Assumption of Liabilities. On the Closing Date Purchaser shall assume the Assumed Liabilities by executing and delivering to Seller the Assignment and Assumption Agreement. Except for (i) the Assumed Liabilities and
(ii) obligations under the Assumed Agreements and the Assumed Facility Leases (but only to the extent that such obligations are assumed pursuant to the Assignment and Assumption Agreement), Purchaser shall not assume or be liable for any obligations of Seller or of Cambridge arising out of the Transit Business. All liabilities and obligations not expressly assumed by Purchaser that are incurred by either Seller or Cambridge, or that arise out of the Transit Business before the Effective Time, or that otherwise accrue before the Effective Time and relate to the Acquired Assets (including but not limited to accrued compensation and other accrued expenses, federal and state fuel and payroll taxes, and all amounts due on account of warranty, liability, or other claims or obligations arising out of transactions, occurrences, or activities on or before the Effective Time), shall be the responsibility of, and shall be promptly discharged when due by, Seller or Cambridge, whichever incurred such obligation or is responsible therefor.

     3.03. Method of Payment. Except as may otherwise be agreed by the parties, all payments due hereunder on the Closing Date shall be made by wire transfer of federal funds and all other payments shall be made by check.

     3.04. Allocation of Purchase Price. The parties agree that the purchase price shall be allocated as set forth in Schedule 3.04 and that such allocation, which reflects the parties mutual determination of the fair market values of the Acquired Assets in accordance with section 1060 of the Internal Revenue Code of 1986, as amended (the Code) shall be used for federal, state, and local income tax purposes. Neither party shall adopt on any tax return or otherwise any allocation or position inconsistent with such allocation. Not later than ten (10) days before the filing of a Form 8594 with respect to the transactions contemplated by this Agreement, each party shall deliver to the other a copy of such Form 8594.

     3.05. Deposit; Escrow Arrangement. At or before the execution by Seller of this Agreement, Purchaser has deposited the sum of $200,000 (the Deposit) as earnest money pursuant to an Escrow and Deposit Agreement among Purchaser, Seller, and Mellon Bank, FSB as Escrow Agent. The Deposit shall be held in accordance with the Escrow Agreement and applied against that portion of the purchase price payable in cash at the Closing.

     4. CLOSING.

     4.01. Time and Place. The closing of the transactions contemplated by this Agreement (the Closing) shall commence at 10:00 a.m. on December 29, 1996, and continue thereafter until completed at a mutually agreeable location in Boise, Idaho or at such other place, date, and time as the parties may agree in writing. The Closing shall be deemed to have occurred and shall be effective as of 12:01 a.m. Pacific time on the Monday next following the Closing Date (the Effective Time). In the event that the Closing is not completed by December 31, 1996 (the Outside Date) on account of the failure of any of the conditions set forth in sections 4.05 and 4.06, then, unless the parties have agreed in writing to extend the date for Closing (and subject in any event to section 4.09), the party whose obligations are subject to the condition that is not satisfied shall have the absolute right in its sole discretion to terminate this Agreement without any liability to the other party. Notwithstanding the foregoing, if such failure of any such condition is beyond the reasonable control of the parties, then the Outside Date shall be extended by the period of time reasonably necessary for the satisfaction of such condition, but in no event beyond January 31, 1997.

     4.02. Sellers Obligations at Closing. On the Closing Date, Seller shall:

     (a) assign and transfer the Acquired Assets to Purchaser by executing and delivering to Purchaser the Assignment and Assumption Agreement, together with assignments of Sellers rights (i) under the Assumed Agreements to the extent set forth in Schedule 1.04 and (ii) under the Assumed Facility Leases;

     (b) cause the lessors under the Related-Party Leases to enter into the Related-Party Leases with Purchaser;

     (c) deliver or cause to be delivered to Purchaser the Kling Agreement duly executed by Larry Kling;

     (d) deliver or cause to be delivered to Purchaser an opinion of counsel in form and substance reasonably satisfactory to Purchaser and its counsel with respect to legal matters relating to the transactions contemplated hereby; and

     (e) deliver such other documents, certificates, and instruments as Purchaser may reasonably request, including but not limited to certificates of resolutions and incumbency and certificates relating to the accuracy as of the Closing Date of the representations and warranties made by Seller and Cambridge in connection herewith. Simultaneously with the consummation of the transfer of the Acquired Assets to Purchaser, Seller, through its officers, agents, and employees, shall put Purchaser into full possession and enjoyment of the Acquired Assets.

     4.03. Cambridges Obligations at Closing. On the Closing Date, Cambridge shall:

     (a) assign and transfer the Acquired Assets owned by Cambridge to Purchaser by executing and delivering to Purchaser the Assignment and Assumption Agreement, together with assignments of Cambridges rights under the Assumed Agreements to the extent set forth in Schedule 1.04;

     (b) deliver or cause to be delivered to Purchaser an opinion of counsel in form and substance reasonably satisfactory to Purchaser and its counsel with respect to legal matters relating to the transactions contemplated hereby; and

     (c) deliver such other documents, certificates, and instruments as Purchaser may reasonably request, including but not limited to certificates of resolutions and incumbency and certificates relating to the accuracy as of the Closing Date of the representations and warranties made by Cambridge in connection herewith.

     4.04. Purchaser's Obligations at Closing. On the Closing Date, Purchaser shall pay to Seller that portion of the purchase price payable on the Closing Date under section 3 and, in addition, shall:

     (a) deliver to Seller the Purchase Price Note duly executed by Purchaser, accompanied by the guaranty incorporated therein duly executed by Morgan;

     (b) deliver to Seller the Assignment and Assumption Agreement duly executed by Purchaser;

     (c) deliver the Related-Party Leases with the lessors thereunder duly executed by Purchaser;

     (d) deliver the Kling Agreement duly executed by Purchaser;

     (e) deliver or cause to be delivered to Seller an opinion of counsel in form and substance reasonably satisfactory to Seller and its counsel with respect to legal matters relating to the transactions contemplated hereby; and

     (f) deliver such other documents, certificates, and instruments as Seller may reasonably request, including but not limited to certificates of resolutions and incumbency and certificates relating to the accuracy of as of the Closing Date of the representations and warranties made by Purchaser in connection herewith.

     4.05. Purchaser's Conditions Precedent to Closing. Except to the extent waived in writing by Purchaser, Purchaser's obligation to close the transactions contemplated by this Agreement shall be subject to the satisfaction of all of the following conditions precedent:

     (a) Condition of Acquired Assets. No substantial portion of the Acquired Assets shall have been destroyed or damaged before the Closing Date.

     (b) No Material Adverse Changes. Nothing shall have occurred that affects or would in Purchaser's reasonable opinion affect the operations or financial condition of the Transit Business (including but not limited to the loss of any material customer contract or the services of any key employee) in a materially adverse manner (other than as is attributable to the actions of Purchaser or any of its Affiliates).

     (c) Governmental Consents and Approvals. Each consent or approval of any federal, state, or local governmental or regulatory authority necessary for or in connection with the consummation of the transactions contemplated hereby shall have been obtained (except where the failure to obtain such consent or approval would not have a material adverse effect on Purchasers ability to conduct the Transit Business or to use any of the Acquired Assets).

     (d) Required Consents. Each of the Required Consents shall have been obtained.

     (e) Representations and Warranties. The representations and warranties of Seller and Cambridge contained in this Agreement and in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date (except for representations and warranties made as of some other date, which shall be true and correct in all material respects as of such date).

     (f) Performance of Obligations. All of the agreements and covenants of Seller and Cambridge set forth herein and which are to be performed at or before the Closing Date shall have been duly performed.

     (g) Kling Agreement. Larry Kling shall have executed and delivered to Purchaser the Kling Agreement.

     (h) Related-Party Leases. The lessors under the Related-Party Leases shall have entered into the Related-Party Leases.

     (i) Audited Financial Statements. The financial position of Seller and Cambridge and the results of operations of Seller and Cambridge as of the dates and for the periods shown in the Audited Financial Statements shall not differ materially from the financial position of Seller and Cambridge and the results of their operations as of the same dates and for the same periods reflected in the Unaudited Financial Statements (to the extent that they relate to or reflect the Transit Business) as supplemented by Schedule 6.06.

     4.06. Sellers Conditions Precedent to Closing. Except to the extent waived in writing by Seller, the obligations of Seller and Cambridge to close the transactions contemplated by this Agreement shall be subject to the satisfaction of all of the following conditions precedent:

     (a) Representations  and Warranties.  The representations and warranties of
Purchaser  contained  in  this  Agreement  and in any  certificate  or  document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date (except for representations and warranties made as of some other date, which shall be true and correct in all material respects as of such date).

     (b) Performance of Obligations. All of the agreements and covenants of Purchaser set forth herein and which are to be performed at or before the Closing Date shall have been duly performed.

     (c) Kling Agreement. Purchaser shall have executed and delivered to Larry Kling the Kling Agreement.

     (d) Related-Party Leases. The lessors under the Related-Party Leases and Purchaser shall have entered into the Related-Party Leases.

     4.07. Further Assurances. Seller and Cambridge, at any time and from time to time after the Closing Date, shall execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer as may reasonably be requested by Purchaser and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser, or reducing to Purchaser's possession, any or all of the Acquired Assets. Purchaser shall bear the cost of preparing any and all such further documentation it may request but any additional costs incurred by Seller or Cambridge in connection with their review and execution of such documentation shall be borne by Seller and Cambridge. If requested by Purchaser, Seller and Cambridge further agree to prosecute or otherwise enforce in their own names for the benefit of Purchaser, and at Purchasers expense, any claims, rights, or benefits that are transferred to Purchaser pursuant to this Agreement and that require prosecution or enforcement in the name of Seller or Cambridge; provided, however, that the foregoing provision obligating Purchaser to pay the expense of any such action shall not be deemed to limit in any way Purchasers rights to indemnification under section 8.

     4.08. Operations Pending Closing. Pending Closing, Seller and Cambridge shall use their best efforts to preserve substantially intact the Transit Business; to conduct operations only in the ordinary course, without substantial change; to take such steps as are necessary and appropriate to preserve their existing relationships with customers, suppliers, and key employees; neither negotiate for nor consummate the sale, transfer, or conveyance of any of the Acquired Assets or any other assets used in the Transit Business or any right thereto to any party other than Purchaser (except for sales in the ordinary course of business); to inform Purchaser promptly of the occurrence of any event which may in Sellers or Cambridges reasonable estimation result in any material adverse change to the Transit Business, the Acquired Assets, or Sellers financial condition or operations; and to maintain the Acquired Assets in their current condition.

     4.09. Cooperation in Satisfying Conditions Precedent. Each of the parties agrees to provide the other with all reasonable cooperation and assistance necessary to satisfy the conditions to closing contained in sections
4.05 and 4.06.

     5. ADDITIONAL COVENANTS.

     5.01. Regulatory and Other Authorizations; Consents. Seller and Cambridge, on the one hand, and Purchaser, on the other, shall use their reasonable best efforts to obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all governmental authorities and other third parties that may be or become necessary for their or its execution and delivery of, and the performance of their or its obligations pursuant to, this Agreement and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. The parties hereto agree not to take any action that will have the effect of unreasonably delaying, impairing, or impeding the receipt of any required authorizations, consents, orders, or approvals.

     5.02. Sales, Etc. Taxes. Each party shall be fully responsible for any applicable federal, state, and local sales, use, transfer, and documentary stamp taxes and any income or similar taxes imposed by law upon it as a result of the transactions contemplated by this Agreement.

     5.03. Risk of Loss.

     (a) The risk of loss or damage to the Business Records, the Tangible Personal Property, and the leasehold improvements at the Facilities (together the Tangible Assets) shall remain with Seller until Closing. If there occurs after the date hereof and before the Closing any loss, casualty, or other damage to or destruction of any of the Tangible Assets, (i) except with respect to Tangible Assets designated in Schedule 1.20 as Nonessential, the purchase price shall be reduced by the book value as set forth in Schedule 1.20 (or, if not there set forth, as set forth on Sellers books) of the Tangible Assets so damaged or destroyed or (ii) if and to the extent that Purchaser so elects, the proceeds of any insurance covering such loss, casualty, or other damage shall be applied by Seller to repair or replace such Tangible Assets or (at Purchasers option) paid over to Purchaser, in which case the purchase price shall be reduced only by the book value as of the Closing Date of the Tangible Assets not so repaired or replaced. For purposes of this section 5.03(a), loss, casualty, or other damage shall not include depletion or consumption of, or normal wear and tear on, the Tangible Assets in the ordinary course of business.

     (b) Notwithstanding any other provision hereof, the risk of liability to third parties (for personal injury, property damage (including damage to freight), or otherwise) arising from performance of a freight bill for which the freight is loaded before the Effective Time or from a vehicle otherwise under dispatch at the Effective Time shall in all respects remain with Seller until such freight bill has been fully performed and such vehicle has returned to its primary point of coordination and is otherwise no longer under dispatch (unless Purchaser has rerouted or otherwise exercised control over performance of the freight bill or the routing of such vehicle, in which case the risk of liability shall pass to Purchaser at the time Purchaser reroutes or otherwise exercises control over such vehicle). Seller shall maintain in force all policies of insurance necessary to cover such risk.

     5.04.   Survival  of  Representations   and  Warranties.   Except  for  the
undertaking by Seller to indemnify Purchaser with respect to the matters described in subsection (c) of section 9.01 and the undertaking by Cambridge to indemnify Purchaser with respect to the matters described in subsection (c) of section 9.02 (which undertakings shall be of unlimited duration), and except as may otherwise be expressly provided in any instrument or agreement delivered or to be delivered pursuant to this Agreement in or in connection with the consummation of the transactions contemplated hereby, the covenants, agreements, representations, and warranties of the parties contained in this greement and in any document, statement, schedule, certificate, exhibit, or other instrument delivered or to be delivered pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby shall survive the Closing Date for a period of two (2) years.

     5.05. Employees. Although Purchaser currently contemplates causing one or more of its subsidiaries to offer employment as of the Closing Date to many of Cambridges current employees, Purchaser shall not be obligated to do so, nor shall Purchaser or any of its subsidiaries be obligated, if employment is so offered to any of Cambridges employees, to pay such employees any particular compensation or benefits except as may be agreed upon between Purchaser or its subsidiaries and such employees. Regardless of whether Purchaser or any of its subsidiaries hires any of Cambridges employees, Seller and Cambridge shall remain liable for and shall pay as and when due all compensation and benefits (including but not limited to salary, earned commissions, vacation and sick pay, and pension contributions or similar obligations) accruing on or before the Closing Date. Without limiting the generality of the foregoing, the employment by Seller or Cambridge, as the case may be, of any employee who is hired by Purchaser shall be terminated by Seller or Cambridge, as the case may be, as of the Closing Date, and Seller and Cambridge shall be solely responsible for all claims and obligations arising out of or by virtue of such termination, including severance obligations and accrued compensation and benefits. Cambridge agrees to render such assistance to Purchaser as Purchaser may reasonably request in order to effect a smooth transition for those of Cambridges employees to whom Purchaser may offer employment.

     5.06. Access to Information. Seller and Cambridge, upon reasonable notice, shall: (i) give or cause to be given to Purchaser and to its accountants, counsel, and other representatives, during regular business hours and in a manner so as not to disrupt Sellers and Cambridges business activities, reasonable access to all of the properties, facilities, employees, documents, and records of Seller and Cambridge used in or relating to the Acquired Assets or the Transit Business, and (ii) provide or cause to be provided to Purchaser at its expense such copies or extracts of Sellers and Cambridges documents and records relating to the Acquired Assets or the Transit Business as Purchaser may reasonably request. Without limiting the generality of the foregoing, Purchaser shall be entitled to make such surveys, assessments, and inspections of the Tangible Personal Property and the Facilities as Purchaser deems appropriate, provided Purchaser restores any damage to the foregoing that may be occasioned by any such survey, assessment, or inspection. In addition, Purchaser shall be entitled, upon not less than two (2) business days prior notice to Seller, to contact any of Sellers customers for the purpose of obtaining or verifying such information regarding Sellers relationship with such customer as Purchaser deems relevant.

     5.07. Publicity. Except as may be required by law, neither Purchaser, on the one hand, nor Seller or Cambridge, on the other hand (nor any of their Affiliates or anyone acting on their behalf) shall make any public announcement concerning the transactions contemplated by this Agreement without the prior approval of such announcement by the other or otherwise divulge the terms and conditions of this Agreement. Seller and Cambridge acknowledge that Purchaser intends and is entitled to make public announcements promptly after the execution of this Agreement and following the Closing. Purchaser shall give Seller a reasonable opportunity to review and comment upon the text thereof before release.
     5.08.     Collection of Accounts Receivable.

     (a) On the Closing Date Seller shall deliver to Purchaser an account receivables aging report as of the day immediately preceding the Closing Date (or such other recent date as is practicable), which report shall become part of and be deemed incorporated into Schedule 6.15. Purchaser shall make reasonable efforts in good faith to collect Sellers accounts receivables after the Closing Date, and during the six (6) months following the Closing Date Seller shall refrain from attempting to collect such accounts receivable except upon the express request of Purchaser.

     (b) Purchaser shall undertake such collection efforts consistent with the procedures set forth in Schedule 5.08 and shall otherwise use efforts to collect Sellers accounts receivable at least as extensive as it uses to collect its own accounts receivable. Purchaser shall not, without Sellers prior written consent, compromise any of Sellers accounts receivable.

     (c) Unless a customer designates in writing some other method of application with respect to a particular payment or otherwise indicates in writing that an invoice is wholly or partially in dispute and as a result is not being paid, each amount received shall be applied to the customers oldest outstanding invoice. In the event that Seller receives (or there is deposited into the lockbox maintained for the benefit of Sellers lender) any amount to which Purchaser is entitled, then Seller shall promptly cause such amount to be paid over to Purchaser, and if such amount is not paid over to Purchaser upon demand Purchaser shall have the right to offset such amount against any payment otherwise due to Seller or to Larry Kling.

     (d) Purchaser shall give Seller prompt notice of any dispute with respect to Sellers accounts receivables of which Purchaser becomes aware, whereupon Seller may commence negotiations with or collection action against the account debtor, and Purchaser shall endeavor to assist Seller in resolving such dispute, but in no event shall Purchaser be obligated to commence legal proceedings or take other action to collect any account receivable, all of which shall remain Sellers sole responsibility. Purchaser shall in no event be liable to pay any amount to Seller with respect to Sellers accounts receivable except such amounts as Purchaser actually receives.

     5.09. Preservation of and Access to Books and Records. Seller and Cambridge, on the one hand, and Purchaser, on the other hand, agree to retain for a period of six (6) years after the Closing Date, and to permit each other to inspect and copy upon reasonable notice (and subject to reasonable restrictions necessary to preserve the confidentiality of otherwise confidential or proprietary information), all books, records, and information relating to the Transit Business and the Acquired Assets (as conducted or existing as of the Closing Date) that may reasonably be required by the other in connection with any return, report, audit, examination, or other disclosure such other party may by law or legal process be required to file or make.

     5.10. Audited Financial Statements. Seller shall obtain and, not later than ten (10) days before the date on which the Closing is to occur pursuant to section 4.01, deliver to Purchaser the Audited Financial Statements. Seller shall bear the cost of obtaining the Audited Financial Statements; provided, however, that if such cost exceeds $40,000, Purchaser shall bear one-half of the excess.

     5.11. Unaudited Financial Statements. Until such time as Closing occurs, Seller, within fifteen (15) days after the end of each calendar month beginning on or after November 1, 1996, shall prepare and deliver to Purchaser unaudited financial statements for such month in substantially the same form as the unaudited financial statements attached as Schedule 1.21.

     5.12.     Environmental Surveys; Remediation.

     (a) Seller shall obtain and shall, not later than seven (7) days before the date on which the Closing is to occur pursuant to section 4.01, deliver to Purchaser a Phase I environmental survey/site assessment as described in
Schedule 5.12 (a Phase I Survey) with respect to each of the Facilities identified in Schedule 5.12. Seller shall bear the entire cost of such Phase I Surveys with respect to the Facilities subject to the Related-Party Leases and up to $15,000 of the total aggregate cost of the Phase I Surveys with respect to the other Facilities; Purchaser shall bear any remaining cost with respect to such other Facilities.

     (b) In the event that Purchaser, in its sole and absolute discretion, is not satisfied with the matters reflected in any Phase I Survey, then Purchaser may, by written notice to Seller, exclude the lease for such Facility from the list of Assumed Facility Leases.

     (c) If there  exists  (either  as of the date  hereof or as of the  Closing
Date) a Recognized Environmental Condition (as hereinafter defined) with respect to any Facility designated in Schedule 5.12 as an Essential Facility, then, unless Purchaser determines to exclude the lease for such Facility from the list of Assumed Facility Leases pursuant to subsection (b), the cost of such additional testing, investigation, and remedial action (including but not limited to the removal of underground storage tanks and contaminated soil) as may in Purchasers reasonable judgment be necessary in order to bring such Facility into compliance with Environmental Laws (collectively Remediation) shall be borne as follows: (i) if the Recognized Environmental Condition was caused solely by the actions of Seller or arose entirely during the period that Seller was in possession of the Facility, then Seller shall bear the entire cost of Remediation; (ii) if the extent or severity of the Recognized Environmental Condition increased as a result of actions of Seller, then Seller shall bear the cost of Remediation to the extent that the cost of Remediation is increased due to the increase in the extent or severity of the Recognized Environmental Condition resulting from Sellers actions and the balance of the cost of Remediation shall be borne equally by Seller and Purchaser; and (iii) otherwise, the entire cost of Remediation shall be borne equally by Seller and Purchaser.

     (d) For purposes hereof, Recognized Environmental Condition means the presence or likely presence of any Hazardous Substance on a property under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substance into structures on the property or into the ground, groundwater, or surface water of the property, but excluding a substance that is or is likely to be present only in de minimis quantities that generally do not present a material risk of harm to public health or the environment and that generally would not be the subject of an enforcement action if brought to the attention of appropriate governmental agencies.

     5.13.   Related-Party   Leases.   Purchaser   agrees  to  enter   into  the
Related-Party Leases on the Closing Date.


     6. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser that both as of the date hereof and (except as may otherwise be expressly provided below) as of the Closing Date:

     6.01. Corporate Organization. Each of Seller and Cambridge is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation and each has the corporate power and authority to own its properties and assets, to carry on its business as it is now being conducted, to enter into this Agreement, to perform its obligations hereunder, and otherwise to consummate the transactions contemplated hereby.

     6.02. Authorization. The execution and delivery of this Agreement by Seller and Cambridge and the due consummation by Seller and Cambridge of the transactions contemplated hereby have been duly authorized by all necessary corporate action and this Agreement constitutes a valid and legally binding agreement of Seller and Cambridge, enforceable against each in accordance with its terms, subject only to bankruptcy, insolvency, and other laws generally affecting the rights of creditors and general principles of equity, whether considered in a proceeding at law or in equity.

     6.03. No Violation. Neither the execution and delivery of this Agreement by Seller and Cambridge nor the consummation by Seller and Cambridge of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute a default under:

     (i) any term or provision of the corporate charter or bylaws of either Seller or Cambridge;

     (ii) except as disclosed in Schedule 1.04 (with respect to Assumed Agreements) or Schedule 1.05 (with respect to Assumed Facility Leases), any contract, agreement, indenture, lease, or other commitment to which either Seller or Cambridge is a party or by which either Seller or Cambridge is bound; or

     (iii) any judgment, decree, or order of any court or governmental authority or, to Sellers Knowledge, any statute, regulation, or rule of any governmental authority.

     6.04. Consents. To Sellers Knowledge, no consent of any court or of any federal, state, or local authority or agency or, except as disclosed in Schedule
1.04 (with respect to Assumed Agreements) or Schedule 1.05 (with respect to Assumed Facility Leases), of any other person is required in connection with the execution and delivery by either Seller or Cambridge of this Agreement or the performance by either Seller or Cambridge of the transactions contemplated hereby.

     6.05. Books and Records. Sellers books and records (including but not limited to records relating to customer orders, accounts receivable, fixed assets, accounts payable, and reserves for contingent or unliquidated liabilities) are correct and complete in all material respects, reflect fairly Sellers income, expenses, assets, and liabilities, and provide a fair basis for the preparation of Sellers financial statements. To the extent that they relate to or reflect transactions or matters concerning the Transit Business, Cambridges books and records are correct and complete in all material respects, reflect fairly Cambridges income, expenses, assets, and liabilities, and provide a fair basis for the preparation of Cambridges financial statements.

     6.06. Financial Statements. The Unaudited Financial Statements and the Audited Financial Statements (together the Financial Statements) are, or upon delivery thereof will be, in agreement in all material respects with the books and records of Seller and Cambridge and, except as disclosed in Schedule 6.06, present, or upon delivery will present, fairly in all material respects the financial position of Seller and Cambridge and the results of their operations as of the dates and for the periods there shown, in conformity with generally accepted accounting principles (GAAP) and the past accounting practices of Seller and Cambridge with respect to the Transit Business, consistently applied during such periods, subject, in the case of the Unaudited Financial Statements to normal year-end adjustments and the absence of notes. Except as disclosed in
Schedule 6.06, the Financial Statements make, or upon delivery will make, full and adequate provision for all material obligations and liabilities of Seller and Cambridge related to the Transit Business as of the respective dates thereof, to the extent required by GAAP. Except (i) as otherwise disclosed herein or in the Schedules hereto; (ii)as set forth in the respective balance sheets included in the Financial Statements; (iii)for liabilities, debts, claims, or obligations not required by GAAP to be reflected in the Financial Statements; and (iv) liabilities and obligations arising in the ordinary course of business after the periods covered by the Financial Statements, to Sellers Knowledge, there are no liabilities, debts, claims, or obligations, whether accrued, absolute, contingent, or otherwise, whether due or to become due, relating to the Transit Business.

     6.07. Taxes. There are no actions, suits, or proceedings, or to Sellers Knowledge any investigations, audits, or claims, now pending against Seller or Cambridge in respect of any tax assessment or proposed tax assessment in any way relating to or affecting the Acquired Assets or the Transit Business. There are no tax liens upon any property of Seller or Cambridge in any way relating to the Transit Business, except for liens for current taxes not yet due.

     6.08. Tangible Personal Property. Schedule 1.20 identifies all tangible personal property owned by Seller or Cambridge used in the Transit Business. The Tangible Personal Property is sold to Purchaser AS IS, without warranty as to its condition, except that Seller warrants that on the Closing Date the Tangible Personal Property will be in the same condition and repair as on the date hereof, reasonable wear and tear excepted. Except as disclosed in Schedule 6.12, none of the Tangible Personal Property is subject to or held under any lease, security agreement, conditional sales contract, or other title retention or security agreement.

     6.09. Insurance; Claims. Seller and Cambridge have maintained and now maintain (a) insurance on all of the Acquired Assets against loss or damage by fire or other casualty (including extended coverage) and (b) insurance protection against all liabilities, claims, and risks arising out of or relating to the Transit Business against which it is customary to insure. All such policies are in full force and effect, and Seller and Cambridge have provided true and correct copies of all such policies to Purchaser. To Sellers Knowledge, all claims for loss or damage to any of the Acquired Assets and all claims for liability to third parties that have been asserted against Seller or Cambridge, and all occurrences that may give rise to such claims, which are or may be covered by any policy of insurance now or heretofore maintained by Seller or Cambridge have been reported in writing to the appropriate insurance carrier.

     6.10. Compliance with Law. (a) Neither Seller nor Cambridge has violated, and neither is in violation of, any law, statute, rule, governmental regulation, or order, which violation might have a material adverse effect on the Acquired Assets or the Transit Business; and (b) neither the execution and delivery of this Agreement, nor the compliance or performance by Seller or Cambridge with the terms and provisions of this Agreement, will: (i) give to any other party any present or future interests or rights, including the right to terminate, cancel, accelerate, modify, or abandon any duty or obligation to be performed or any right or benefit to be received, in or with respect to any of the material properties, assets, agreements, contracts, or leases used in or relating to the Transit Business and having a material adverse effect thereon, or (ii) result in the creation of any mortgage, pledge, lien, claim, charge, encumbrance, or other adverse interest upon any of the Acquired Assets.

     6.11. Licenses and Permits. Seller and Cambridge have obtained all licenses, permits, and authorizations (Licenses) necessary for the conduct of the Transit Business as now conducted (other than Licenses the failure to obtain or maintain which will not have, either individually or in the aggregate, a material adverse effect on the Acquired Assets or the Transit Business and will not result in any cost or expense to Purchaser) and all such Licenses will be maintained in good standing up to the Effective Time.

     6.12.     Title to Assets.

          (a) As of the date hereof, Seller or Cambridge (as the case may be) has good and marketable title to all of the Acquired Assets free and clear of all mortgages, liens, claims, charges, options, or encumbrances of any nature whatsoever, other than liens for current taxes not yet due and payable (collectively, Encumbrances), except for (i) Encumbrances disclosed in Schedule
6.12 and (ii) Encumbrances that (1) do not secure obligations for borrowed money, (2) do not arise other than in the ordinary course of business, (3) can be discharged for an amount not exceeding $1,000 individually and $5,000 in the aggregate, and (4) do not (either individually or in the aggregate) materially detract from the value of the property subject thereto or materially impair the use thereof in the Transit Business; and

     (b) on the Closing Date Seller or Cambridge (as the case may be) will have, and will convey to Purchaser pursuant to the Assignment and Assumption
Agreement, good and marketable title to all of the Acquired Assets free and clear of all Encumbrances.

     6.13. Assumed Agreements and Assumed Facility Leases. Seller or

Cambridge has furnished to Purchaser true, correct, and complete copies of each Assumed Agreement and each Assumed Facility Lease. Each Assumed Agreement and each Assumed Facility Lease is a valid agreement, arrangement, or contract enforceable by Seller or Cambridge (as the case may be) in accordance with its terms (subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and to the effect of general principles of equity, whether considered in a proceeding at law or in equity). Neither Seller or Cambridge nor, to Sellers Knowledge, any other party is in default under, or in violation of, any material provision in any Assumed Contract or any Assumed Facility Lease. Except as disclosed in Schedule 1.04 (with respect to the Assumed Agreements) or Schedule
1.05 (with respect to Assumed Facility Leases), each Assumed Agreement and each Facility Lease is assignable to Purchaser without the consent of any other party thereto.

     6.14. Absence of Certain Changes. Except as set forth in Schedule 6.14, since the date of the latest balance sheet included in the Financial Statements:

          (a) there has not been any change in the business or operations of Seller or Cambridge which has had a material adverse effect on the Acquired Assets or the Transit Business or any event that would materially impair the ability of Seller or Cambridge to perform its obligations under this Agreement;

          (b) neither Seller nor Cambridge has purchased, sold, or transferred any assets or property used in conjunction with the Transit Business, other than
(i) purchases and sales of assets or property and dispositions of obsolete property in the ordinary course of business or (ii) other purchases, sales, or transfers of assets or property that do not have an aggregate value in excess of $5,000;

          (c) there has not been any material change in any method of accounting or accounting practice used by Seller or Cambridge with respect to the Transit Business, other than changes required by GAAP to be disclosed in the Audited Financial Statements; and

          (d) there has not been any agreement to take any of the actions specified in this section 6.14, except as expressly contemplated by this Agreement.

     6.15. Accounts Receivable. Attached as Schedule 6.15 is an accounts receivable aging report showing Sellers accounts receivable from customers as of the date there shown. Except as disclosed in Schedule 6.15, each such account receivable represents amounts validly owing to Seller or Cambridge on account of services actually performed, and neither Seller nor Cambridge has received any notice of, and to Sellers Knowledge there does not exist any basis for, any material claim, reduction, or offset with respect thereto. Seller does not customarily reflect reserves for doubtful accounts against specific accounts receivable, and it is generally Sellers practice to write off accounts receivable that are significantly uncertain of collection.

     6.16. Intangibles. To Sellers Knowledge, Seller has the right to use in the states identified in Schedule 6.16, and to assign to Purchaser for use by Purchaser in the states identified in Schedule 6.16, in connection with the conduct of the Transit Business the names Transit Homes and Transit Homes of America without interference or claim of infringement by any third party. Seller has used the name Transit Homes for more than 13 years without interference or claim of infringement by any third party and, to Sellers Knowledge, Seller would be entitled to continue such use without interference or claim of infringement by any third party but for the assignment of its rights to such use to Purchaser pursuant to this Agreement.

     6.17. No Litigation or Adverse Events. There is no suit, action at law or in equity, or legal, administrative, arbitration, or other proceeding or governmental investigation by or before a federal, foreign, state, provincial, or local court, governmental or regulatory commission, agency, or other administrative authority, or arbitration forum pending or, to Sellers Knowledge, threatened, which affects materially and adversely or would affect materially and adversely the Acquired Assets or the Transit Business or the right to own or use the

Acquired Assets, or which attacks the validity or propriety of this Agreement or the transactions contemplated hereby. To Sellers Knowledge there are no facts that may reasonably be expected to give rise to any such action, suit, proceeding, or investigation. Neither Seller nor Cambridge is operating the Transit Business under or subject to, is restricted in carrying on the Transit Business by, or is in default with respect to any judgment, order, writ, injunction, ruling, or decree of any court or governmental agency or body, domestic or foreign (except where such restriction is of general application) or any agreement entered into (with or without acknowledgment of liability) in order to settle or otherwise terminate any action or proceeding seeking any such judgment, order, writ, injunction, ruling, or decree.

     6.18. Contracts and Commitments. Neither Seller nor Cambridge has received any notice of default and, except for defaults that would not (either individually or in the aggregate) have a material adverse effect on the Acquired Assets or the Transit Business, neither Seller nor Cambridge is in default, and there is no basis for any claim of default, under any agreement or contract made or obligation owed by Seller or Cambridge relating to the Acquired Assets or the Transit Business; and to Sellers Knowledge no other party to any agreement or contract made with Seller or Cambridge is in default, nor is there any basis for any claim that any such party is in default, thereunder (except for defaults that would not, either individually or in the aggregate, have a material adverse effect on the Acquired Assets or the Transit Business).

     6.19. Customers. Schedule 6.19 lists the top ten (10) customers of Seller based on revenues received during the ten (10) months ended October 31, 1996. To Sellers Knowledge, except as set forth on Schedule 6.19 no such customer has expressed to Seller within the six (6) months immediately preceding the date of this Agreement any material complaint or dissatisfaction with respect to the services provided by Seller or advised Seller of its intention to terminate or not renew any contract, commitment, or arrangement with Seller for the provision of transportation services.

     6.20. Environmental Matters.

     (a) (i) To Sellers Knowledge, as of the date hereof and (except as may be disclosed in the Phase I Surveys) as of the Closing Date, there are no Hazardous Substances present at, under, or on any of the Facilities; (ii) except as expressly authorized by an effective permit or by applicable law, Seller has not caused, permitted, or suffered to occur, and to Sellers Knowledge there has not been, any release, discharge, disposal, or emission, or any threat of release, discharge, disposal, or emission, of any Hazardous Substance into, onto, under, at, or from any of the Facilities.

     (b) Seller has not conducted, engaged in, or permitted others to conduct or engage in, any business, operation, or activity on or at any of the Facilities involving the use, manufacture, treatment, storage, or disposal of any Hazardous Substance, other than the use, storage, and disposal of petroleum products or solvents in the ordinary course of business and in a manner that complies in all material respects with all Environmental Laws.

     (c) Seller is in full compliance with all Environmental Laws. Without limiting the generality of the foregoing, Seller is in compliance with all laws, rules, and regulations relating to (i) releases, discharges, emissions, or disposals to air, water, land, or ground water; (ii) the use, manufacture, importing, handling, or disposal of Hazardous Substances; (iii) the generation, treatment, storage, transportation, disposal, or other management of Hazardous Substances; (iv) the exposure of persons to Hazardous Substances; and (v) all judicial and administrative orders, injunctions, judgments, declarations, directives, notices, or demands with respect to the foregoing matters.

     (d) To Sellers Knowledge, there are no underground storage tanks located at or under any of the Facilities or at or under any property adjacent to any of the Facilities.

     (e) For purposes of this Agreement, Hazardous Substance means any substance included within the definition of hazardous substance, hazardous waste, toxic substance, toxic pollutant, hazardous pollutant or any similar term under any Environmental Law and specifically includes any petroleum product, excluding, however, a substance present only in de minimis quantities that generally does not present a material risk of harm to public health or the environment and that generally would not be the subject of an enforcement action if brought to the attention of appropriate governmental agencies.

     6.21. Labor Matters. Neither Seller nor Cambridge has any collective bargaining relationship or duty to bargain with any Labor Organization (as such term is defined in section 2(5) of the National Labor Relations Act, as amended), and neither Seller nor Cambridge has recognized any Labor Organization as the collective bargaining representative of any of its employees. To Sellers Knowledge, no senior executive, key employee, or group of employees has any plans to terminate employment with Seller or Cambridge. There is no unfair labor practice charge or complaint against Seller or Cambridge pending or, to Sellers Knowledge, threatened before the National Labor Relations Board or any other comparable authority. There is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation, or action of any kind pending or, to Sellers Knowledge, proposed or threatened against Seller or Cambridge relating to employment, employment practices, terms and conditions of employment, or wages and hours.

     6.22. Employee Benefit Plans.

     (a) No Benefit Plan (as hereinafter defined) is a multiemployer plan within the meaning of section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) or a defined benefit pension plan as defined in the Code. All Benefit Plans are in compliance with the applicable provisions (including, without limitation, any funding requirements or limitations) of ERISA, the Code, and any other applicable laws and regulations the breach or violation of which could have a material adverse effect on the Transit Business or the Acquired Assets. No Benefit Plan provides for post-retirement medical benefit obligations (without regard to COBRA obligations).

     (b) Schedule 6.22 is a true and correct list of all Benefit Plans. Seller and Cambridge have provided Purchaser with access to true and correct copies of each governing document for each Benefit Plan, together with the most recent summary plan description, annual report, and audited financial statement for each such Benefit Plan, and the actuarial report for any Benefit Plan that is a defined benefit pension plan or funded welfare benefit plan.

     (c) Benefit Plan means any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, and all other employee programs, arrangements, or agreements, whether arrived at through collective bargaining or otherwise; all medical, vision, dental, and other health plans; all life insurance plans; and all other employee benefit plans or fringe benefit plans, including, without limitation, any employee benefit plan as that term is defined in section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Seller or Cambridge or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

     6.23. No Broker's or Finder's Fees. No agent, broker, person, or firm acting on behalf of Seller or Cambridge or under the authority of Seller or Cambridge is or will be entitled to any commission or brokers' or finders' fee from Purchaser in connection with any of the transactions contemplated by this Agreement.

     6.24. Material Misstatements or Omissions. No representation or warranty by Seller or Cambridge in this Agreement, or in any document, statement, schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller or Cambridge to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     7. REPRESENTATIONS AND WARRANTIES OF CAMBRIDGE. Cambridge represents and warrants to Purchaser that both as of the date hereof and (except as may otherwise be expressly provided below) as of the Closing Date:

     7.01. Corporate Organization. Cambridge is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation and has the corporate power and authority to own its properties and assets, to carry on its business as it is now being conducted, to enter into this Agreement, to perform its obligations hereunder, and otherwise to consummate the transactions contemplated hereby.

     7.02. Authorization. The execution and delivery of this Agreement by Cambridge and the due consummation by Cambridge of the transactions contemplated hereby have been duly authorized by all necessary corporate action and this Agreement constitutes a valid and legally binding agreement of Cambridge, enforceable against Cambridge in accordance with its terms, subject only to bankruptcy, insolvency, and other laws generally affecting the rights of creditors and general principles of equity, whether considered in a proceeding at law or in equity.

     7.03. No Violation. Neither the execution and delivery of this Agreement by Cambridge nor the consummation by Cambridge of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute a default under:

          (i) any term or provision of the corporate charter or bylaws of Cambridge;

          (ii) any contract, agreement, indenture, lease, or other commitment to which Cambridge is a party or by which Cambridge is bound; or

          (iii) any judgment, decree, or order of any court or governmental authority or, to Cambridges Knowledge, any statute, regulation, or rule of any governmental authority.

     7.04.     Consents.   To Cambridges Knowledge, no consent of any court or
of any federal, state, or local authority or agency or of any other person is required in connection with the execution and delivery by Cambridge of this Agreement or the performance by Cambridge of the transactions contemplated hereby.

     7.05. Books and Records. To the extent that they relate to or reflect transactions or matters concerning the Transit Business, Cambridges books and records are correct and complete in all material respects, reflect fairly Cambridges income, expenses, assets, and liabilities, and provide a fair basis for the preparation of Cambridges financial statements.

     7.06. Financial Statements. To the extent based upon the books and records of Cambridge, the Financial Statements are, or upon delivery thereof will be, in agreement in all material respects with the books and records of Cambridge and, except as disclosed in Schedule 6.06, present, or upon delivery will present, fairly in all material respects the financial position of Cambridge and the results of its operations as of the dates and for the periods there shown, in conformity with GAAP and the past accounting practices of Cambridge with respect to the

Transit Business, consistently applied during such periods, subject, in the case of the Unaudited Financial Statements to normal year-end adjustments and the absence of notes. Except as disclosed in Schedule 6.06, the Financial Statements make, or upon delivery will make, full and adequate provision for all material obligations and liabilities of Cambridge related to the Transit Business as of the respective dates thereof, to the extent required by GAAP. Except (i) as otherwise disclosed herein or in the Schedules hereto; (ii)as set forth in the respective balance sheets included in the Financial Statements; (iii)for liabilities, debts, claims, or obligations not required by GAAP to be reflected in the Financial Statements; and (iv) liabilities and obligations arising in the ordinary course of business after the periods covered by the Financial Statements, to Cambridges Knowledge, there are no liabilities, debts, claims, or obligations of Cambridge, whether accrued, absolute, contingent, or otherwise, whether due or to become due, relating to the Transit Business.

     7.07. Taxes. There are no actions, suits, or proceedings, or to Cambridges Knowledge any investigations, audits, or claims, now pending against Cambridge in respect of any tax assessment or proposed tax assessment in any way relating to or affecting the Acquired Assets or the Transit Business. There are no tax liens upon any property of Cambridge in any way relating to the Transit Business, except for liens for current taxes not yet due.

     7.08. Tangible Personal Property. Except for its books and records relating to the Transit Business, Cambridge does not own or lease any tangible property used in the Transit Business other than as specifically identified in Schedule
1.20. Any such Tangible Personal Property of Cambridge is sold to Purchaser AS IS, without warranty as to its condition, except that Cambridge warrants that on the Closing Date the Tangible Personal Property will be in the same condition and repair as on the date hereof, reasonable wear and tear excepted. Except as disclosed in Schedule 6.12, no such Tangible Personal Property of Cambridge is subject to or held under any lease, security agreement, conditional sales contract, or other title retention or security agreement.

     7.09. Insurance; Claims. Cambridge has maintained and now maintains insurance protection against all liabilities, claims, and risks to which Cambridge may be subject that arise out of or relate to the Transit Business against which it is customary to insure. All such policies are in full force and effect, and Cambridge has provided true and correct copies of all such policies to Purchaser. To Cambridges Knowledge, all claims for liability to third parties arising out of or relating to the Transit Business that have been asserted against Cambridge, and all occurrences that may give rise to such claims, which are or may be covered by any policy of insurance now or heretofore maintained by Cambridge have been reported in writing to the appropriate insurance carrier.

     7.10. Compliance with Law. (a) Cambridge has not violated, and is not in violation of, any law, statute, rule, governmental regulation, or order, which violation might have a material adverse effect on the Acquired Assets or the Transit Business; and (b) neither the execution and delivery of this Agreement by Cambridge, nor the compliance or performance by Cambridge with the terms and provisions of this Agreement, will: (i) give to any other party any present or future interests or rights, including the right to terminate, cancel, accelerate, modify, or abandon any duty or obligation to be performed or any right or benefit to be received, in or with respect to any of the material properties, assets, agreements, contracts, or leases used in or relating to the Transit Business and having a material adverse effect thereon, or (ii) result in the creation of any mortgage, pledge, lien, claim, charge, encumbrance, or other adverse interest upon any of the Acquired Assets.

     7.11. Licenses and Permits. Except for Licenses the failure to obtain or maintain which will not have, either individually or in the aggregate, a material adverse effect on the Acquired Assets or the Transit Business and will not result in any cost or expense to

Purchaser, Cambridge is not required to obtain any Licenses with respect to the conduct of the Transit Business as now conducted.

     7.12. Title to Assets.

          (a) As of the date hereof, Cambridge has good and marketable title to all of the Acquired Assets owned by Cambridge free and clear of Encumbrances, except for (i) Encumbrances disclosed in Schedule 6.12 and (ii) Encumbrances that (1) do not secure obligations for borrowed money, (2) do not arise other than in the ordinary course of business, (3) can be discharged for an amount not exceeding $1,000 individually and $5,000 in the aggregate, and (4) do not (either individually or in the aggregate) materially detract from the value of the property subject thereto or materially impair the use thereof in the Transit Business; and

          (b) on the Closing Date Cambridge will have, and will convey to Purchaser pursuant to the Assignment and Assumption Agreement, good and marketable title to all such Acquired Assets free and clear of all Encumbrances.

     7.13. Assumed Agreements. Cambridge has furnished to Purchaser true, correct, and complete copies of each Assumed Agreement (if any) to which Cambridge is a party. Each such Assumed Agreement is a valid agreement, arrangement, or contract enforceable by Cambridge in accordance with its terms (subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and to the effect of general principles of equity, whether considered in a proceeding at law or in equity). Neither Cambridge nor, to Cambridges Knowledge, any other party is in default under, or in violation of, any material provision in any such Assumed Agreement. Except as disclosed in Schedule 1.04, each such Assumed Agreement is assignable to Purchaser without the consent of any other party thereto.

     7.14. Absence of Certain Changes. Except as set forth in Schedule 6.14, since the date of the latest balance sheet of Cambridge included in the Financial Statements:

          (a) there has not been any change in the business or operations of Cambridge which has had a material adverse effect on the Acquired Assets or the Transit Business or any event that would materially impair the ability of Cambridge to perform its obligations under this Agreement;

          (b) Cambridge has not purchased, sold, or transferred any assets or property used in conjunction with the Transit Business, other than (i) purchases and sales of assets or property and dispositions of obsolete property in the ordinary course of business or (ii) other purchases, sales, or transfers of assets or property that do not have an aggregate value in excess of $5,000;

          (c) there has not been any material change in any method of accounting or accounting practice used by Cambridge with respect to the Transit Business, other than changes required by GAAP to be disclosed in the Audited Financial Statements; and

          (d) there has not been any agreement to take any of the actions specified in this section 7.14, except as expressly contemplated by this Agreement.

     7.15. No Litigation or Adverse Events. There is no suit, action at law or in equity, or legal, administrative, arbitration, or other proceeding or governmental investigation by or before a federal, foreign, state, provincial, or local court, governmental or regulatory commission, agency, or other administrative authority, or arbitration forum pending or, to Cambridges Knowledge, threatened against Cambridge, which affects materially and adversely or would affect materially and adversely the Acquired Assets or the Transit Business or the right to own or use the Acquired Assets, or which attacks the validity or propriety of this Agreement or the transactions contemplated hereby. To Cambridges Knowledge there are no facts that may reasonably be expected to give rise to any such action, suit, proceeding, or investigation. To the extent that the same relates to or may affect the Transit Business, Cambridge is not operating under or subject to, is not restricted in carrying on its business by, and is not in default with respect to any judgment, order, writ, injunction, ruling, or decree of any court or governmental agency or body, domestic or foreign (except where such restriction is of general application) or any agreement entered into (with or without acknowledgment of liability) in order to settle or otherwise terminate any action or proceeding seeking any such judgment, order, writ, injunction, ruling, or decree.

     7.16. Contracts and Commitments. Cambridge has not received any notice of default and, except for defaults that would not (either individually or in the aggregate) have a material adverse effect on the Acquired Assets or the Transit Business, Cambridge is not in default, and there is no basis for any claim of default, under any agreement or contract made or obligation owed by Cambridge relating to the Acquired Assets or the Transit Business; and to Cambridges Knowledge no other party to any agreement or contract made with Cambridge is in default, nor is there any basis for any claim that any such party is in default, thereunder (except for defaults that would not, either individually or in the aggregate, have a material adverse effect on the Acquired Assets or the Transit Business).

               7.17. Labor Matters. Cambridge has no collective bargaining relationship or duty to bargain with any Labor Organization (as such term is defined in section 2(5) of the National Labor Relations Act, as amended), and Cambridge has not recognized any Labor Organization as the collective bargaining representative of any of its employees. To Cambridges Knowledge, no senior executive, key employee, or group of employees has any plans to terminate employment with Cambridge. There is no unfair labor practice charge or complaint against Cambridge pending or, to Cambridges Knowledge, threatened before the National Labor Relations Board or any other comparable authority. There is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation, or action of any kind pending or, to Cambridges Knowledge, proposed or threatened against Cambridge relating to employment, employment practices, terms and conditions of employment, or wages and hours.

     7.18. Employee Benefit Plans.

     (a) No Benefit Plan of Cambridge is a multiemployer plan within the meaning of section 3(37) of ERISA or a defined benefit pension plan as defined in the Code. All Benefit Plans of Cambridge are in compliance with the applicable provisions (including, without limitation, any funding requirements or limitations) of ERISA, the Code, and any other applicable laws and regulations the breach or violation of which could have a material adverse effect on the Transit Business or the Acquired Assets. No Benefit Plan of Cambridge provides for post-retirement medical benefit obligations (without regard to COBRA obligations).

     (b) Schedule 6.22 includes a true and correct list of all Benefit Plans of Cambridge. Seller and Cambridge have provided Purchaser with access to true and correct copies of each governing document for each Benefit Plan of Cambridge, together with the most recent summary plan description, annual report, and audited financial statement for each such Benefit Plan, and the actuarial report for any Benefit Plan of Cambridge that is a defined benefit pension plan or funded welfare benefit plan.

     7.19. No Broker's or Finder's Fees. No agent, broker, person, or firm acting on behalf of Cambridge or under the authority of Cambridge is or will be entitled to any commission or brokers' or finders' fee from Purchaser in connection with any of the transactions contemplated by this Agreement.

     7.20. Material Misstatements or Omissions. No representation or warranty by Cambridge in this Agreement, or in any document, statement, schedule, certificate, exhibit, or other instrument furnished or to be furnished by Cambridge to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     8. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller and Cambridge that both as of the date hereof and (except as may otherwise be expressly provided below) as of the Closing Date:

     8.01. Organization. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation and has the power and authority to own its properties and assets, to carry on its business as it is now being conducted, to enter into this Agreement, to perform its obligations hereunder, and otherwise to consummate the transactions contemplated hereby.

     8.02. Authorization. The execution and delivery of this Agreement by Purchaser and the due consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action and this Agreement constitutes a valid and legally binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject only to bankruptcy, insolvency, and other laws generally affecting the rights of creditors and general principles of equity, whether considered in a proceeding at law or in equity .

     8.03. No Violation. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute a default under:

     (i) any term or provision of the corporate  charter or bylaws of Purchaser;
(ii) any contract, agreement, indenture, lease, or other commitment to which Purchaser is a party or by which Purchaser is bound; or

     (iii) any judgment, decree, or order of any court or governmental authority or, to the knowledge or Purchaser, any statute, regulation, or rule of any governmental authority.

     8.04. Consents. No consent of any court or federal, state, or local authority, or of any other person or entity, is required in connection with the execution and delivery by Purchaser of this Agreement or the performance by Purchaser of the transactions contemplated hereby.

     8.05. Material Misstatements or Omissions. No representation or warranty by Purchaser in this Agreement, or in any document, statement, schedule, certificate, exhibit, or other instrument furnished or to be furnished by Purchaser to Seller pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

          9.   INDEMNIFICATION.

     9.01. Indemnification by Seller. Seller hereby covenants and agrees to indemnify and defend Purchaser and to hold Purchaser harmless from and against any and all losses, liabilities, damages, claims, costs (including court costs) and expenses (including reasonable attorneys' fees) (Claims) that Purchaser incurs as a result of or with respect to:

          (a) any inaccuracy in or breach of any representation or warranty of Seller or of Cambridge contained in this Agreement or in any document (including, without limitation, any statement, schedule, certificate, exhibit, or other instrument) delivered or to be delivered by Seller or by Cambridge pursuant to this Agreement;

          (b) any failure by Seller or by Cambridge to perform, carry out, comply with, or abide by their obligations under this Agreement; or

          (c) any and all debts, obligations, or liabilities of Seller or Cambridge, whether direct or indirect, fixed or contingent, known or unknown, whether existing at or as of the Closing Date or which arise after the Closing Date (excluding, however, those obligations of Seller and Cambridge assumed by Purchaser under the Assignment and Assumption Agreement).

     9.02.     Indemnification by Cambridge.   Cambridge hereby covenants and
agrees to indemnify and defend Purchaser and to hold Purchaser harmless from and against any and all Claims that Purchaser incurs as a result of or with respect to:

          (a) any inaccuracy in or breach of any representation or warranty of Cambridge contained in this Agreement or in any document (including, without limitation, any statement, schedule, certificate, exhibit, or other instrument) delivered or to be delivered by Cambridge pursuant to this Agreement;

          (b) any failure by Cambridge to perform, carry out, comply with, or abide by its obligations under this Agreement; or

          (c) any and all debts, obligations, or liabilities of Cambridge, whether direct or indirect, fixed or contingent, known or unknown, whether existing at or as of the Closing Date or which arise after the Closing Date (excluding, however, the obligations of Cambridge assumed by Purchaser under the Assignment and Assumption Agreement).

     9.03. Indemnification by Purchaser. Purchaser hereby covenants and agrees to indemnify and defend Seller, Cambridge, and the Klings and to hold Seller, Cambridge, and the Klings harmless from and against any and all claims that Seller, Cambridge, or the Klings may incur as a result of or with respect to:

     (a) any inaccuracy in or breach of any representation or warranty of Purchaser contained in this Agreement or in any document (including, without limitation, any statement, schedule, certificate, exhibit, or other instrument) delivered or to be delivered by Purchaser pursuant to this Agreement;

     (b) any failure by Purchaser to perform, carry out, comply with, or abide by its obligations under this Agreement;

     (c) those debts, obligations, or liabilities of Seller or Cambridge assumed by Purchaser under the Assignment and Assumption Agreement; or

     (d) any and all debts, obligations, or liabilities of Purchaser, whether direct or indirect, fixed or contingent, known or unknown, whether existing at or as of the Closing Date or which arise after the Closing Date.

          9.04 Procedure. If a party entitled to indemnification hereunder (an "Indemnitee") is threatened with a claim or a claim is asserted or any action or proceeding commenced against the Indemnitee by a third party with respect to which the Indemnitee claims it is entitled to indemnification hereunder (a Third-Party Claim), the Indemnitee shall promptly give written notice thereof to the party or parties from whom indemnification is sought (each an "Indemnitor"), which notice shall fully describe the Third-Party Claim and the provisions of this Agreement under which indemnification for the Third-Party Claim is sought. The Indemnitors shall have the right to participate in and control the defense of such Third-Party Claim and in connection therewith to conduct any proceedings or negotiations relating thereto (subject to the provisions hereinafter set forth), but the Indemnitee may participate in the defense or settlement thereof. If an Indemnitor undertakes to compromise or defend any Third-Party Claim, the Indemnitor shall so notify the Indemnitee in writing promptly of its intention to do so, and the Indemnitee shall cooperate with the Indemnitor and its counsel in compromising or in defending against such Third-Party Claim. Such cooperation shall include, but not be limited to, the provision to the Indemnitor of reasonable access to the Indemnitee's business records, research, documents, or employees as they relate to the defense of the Third-Party Claim, subject to the obligation of the Indemnitor to use such information solely for the defense or compromise of such claim and to maintain the confidentiality of such information to the extent confidential. In response to a bona fide settlement offer, the Indemnitor may settle the monetary portion of a Third-Party Claim it has duly elected to contest without the consent of the Indemnitee unless such settlement has an adverse effect upon the Indemnitee, in which case such matter shall only be settled with the consent of the Indemnitee, which consent shall not be unreasonably withheld; The Indemnitor shall not have the right to agree to a settlement involving injunctive or other equitable relief against the Indemnitee without obtaining the prior written consent of the Indemnitee. If the Indemnitee unreasonably declines to consent to a monetary settlement, the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. If the Indemnitee fails to notify the Indemnitors promptly of any Third-Party Claim, the amount to which the Indemnitee would otherwise have been entitled shall be reduced by the losses, damages, costs, and expenses that would have been avoided, if any, had the Indemnitors been promptly notified thereof.

     9.05. Costs and Expenses. In any action or proceeding (including but not limited to an arbitration proceeding) brought to enforce the provisions of this Agreement or the rights of any party hereunder the prevailing party shall be entitled to recover from the nonprevailing party or parties its costs and expenses, including reasonable attorneys' fees.

     9.06. Right of Offset. Without in any way limiting Purchasers rights of indemnification under sections 9.01 and 9.02, Purchaser shall have the right to offset any amount determined (either judicially or pursuant to an arbitration proceeding commenced pursuant to section 10.11) to be due Purchaser under this section 9 against any amount otherwise payable to Seller or to Larry Kling, whether under this Agreement, the Purchase Price Note, the Kling Agreement, or otherwise (other than Base Salary otherwise payable under the Kling Agreement). Provided that Purchaser has made a demand for indemnification from Seller as provided for herein and has commenced an arbitration proceeding with respect thereto pursuant to section 10.11, Purchaser shall be entitled to deposit any amount otherwise payable to Seller or Larry Kling under this Agreement, the Purchase Price Note, or otherwise (other than an amount otherwise payable under the Kling Agreement) to the extent of such indemnification claim into the registry of any court of competent jurisdiction pending the resolution of such claim. The arbitrator selected pursuant to section 10.11 shall, promptly after the commencement of the arbitration proceeding upon not less than twenty (20) days notice to Purchaser and after affording Purchaser an opportunity to be heard within such period on such issue, order the release of the amount so deposited by Purchaser unless the arbitrator determines that Purchaser is more likely than not to prevail on the merits in such proceeding for substantially the amount claimed (taking into account the costs and expenses of the arbitration and reasonable attorneys fees that Purchaser is likely to be awarded).

     9.07. Limitation on Claims. No action or proceeding shall be commenced (i) by Seller or Cambridge against Purchaser or (ii) by Purchaser against Seller or Cambridge in respect of any claim for damages or indemnification solely by reason of a breach or alleged breach of any warranty made herein (each such claim a Breach of Warranty Claim) until such time, if any, as the aggregate amount of losses and damages attributable to such Breach of Warranty Claims exceeds $25,000, and no recovery shall be allowed with respect to Breach of Warranty Claims for losses and damages aggregating up to such amount. Except as expressly set forth in this section 9, no party hereto shall have any right to money damages from any other party with respect to any violation or breach of the provisions of this Agreement, including any inaccuracy in or breach of any representation, warranty, or covenant contained herein.

10.  MISCELLANEOUS.

     10.01. Incorporation of Recitals, Exhibits, and Schedules. Each of the recitals to this Agreement, and each of the exhibits and schedules attached hereto, is a material part of and by this reference is incorporated in and made a part of this Agreement.

     10.02. Governing Law. This Agreement shall be construed under and in accordance with the federal law of the United States and the laws of the State of Indiana (exclusive of any provision that would result in the application of the laws of any other state or jurisdiction).

     10.03. Headings. The headings and captions set forth herein are for convenience of reference only and shall not affect the construction or interpretation hereof.

     10.04. Notices. Any notice or other communication required or permitted hereunder shall be hand delivered (including delivery by a generally recognized commercial courier service) or sent by United States registered or certified mail, postage prepaid, addressed as follows:

     To Seller:          Transit Homes of America, Inc.
                         Cambridge Management Company, Inc.
                         P.O. Box 5155
                         5305 South Diamond
                         Boise, Idaho 83705
                         Attn:  Larry Kling, President

     With a copy to:     Heller, Ehrman, White & McAuliffe
                         6100 Columbia Center
                         701 Fifth Avenue
                         Seattle, Washington 98104
                         Attn:  Thomas S. Hodge, Esquire

     To Purchaser:       Morgan Drive Away, Inc.
                         2545 Wilkens Avenue
                         Baltimore, Maryland 212
                         Attn: Charles C. Baum

          and            Morgan Drive Away, Inc.
                         2746 Old U.S. 20 West
                         Elkhart, Indiana  46514
                         Attn: Terrence L. Russell

     With a copy to:     Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
                         One South Street
                         27th Floor
                         Baltimore, Maryland 21202
                         Attention:  Michael L. Quinn,  Esquire

or such other addresses as shall be furnished in writing by the parties. Any such notice or communication shall be deemed to have been given as of the date it is so delivered in person or three business days after it is so mailed.

     10.05. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties hereto.

     10.06. Assignment. Neither Seller nor Purchaser shall assign this Agreement or its rights hereunder without the written consent of the other. Notwithstanding the foregoing, however, (i) Purchaser shall be entitled to assign this Agreement or any of its rights hereunder to a subsidiary or Affiliate of Purchaser, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement and (ii) Seller shall be entitled to assign the Purchase Price Note and all of its rights thereunder to its stockholders as a dividend or a distribution in liquidation.

     10.07. Entire Agreement; Amendments. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not specifically referred to, attached hereto, or contained herein. This Agreement may be amended, modified, or terminated only by a written instrument signed by the parties hereto.

               10.08. Remedies for Breach. In the event of any breach of this Agreement, the nonbreaching party shall be entitled to a decree of specific enforcement or other equitable relief (without the necessity of posting any bond or other security) or alternatively, at the nonbreaching partys option (exercisable at any time before or after seeking such equitable relief), to bring an action for damages caused by such breach.

     10.09. Professional Fees. Except as provided in section 8 or elsewhere in this Agreement, each party shall bear its own expenses of counsel and accountants.

     10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be delivered by facsimile transmission of an originally executed copy to be followed by immediate delivery of the original of such executed copy.

     10.11. Arbitration of Disputes. Notwithstanding any other provision of this Agreement, if there is any dispute, controversy, or claim arising between Seller, Cambridge, or the Klings, on the one hand, and Purchaser, on the other hand, arising out of or in relation to this Agreement (including without limitation a claim for indemnification under section 9) (a Dispute), the parties shall attempt to resolve and settle such Dispute by negotiation as soon as possible. If no settlement is reached within twenty (20) days from the date that a party first notifies the other in writing of the existence of the Dispute (the Notice Date), the Dispute shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect conducted in Chicago, Illinois or such other place as the parties shall mutually agree. The number of arbitrators shall be one. If the parties cannot agree on a single arbitrator by the thirtieth (30th) day following the Notice Date, Seller, Cambridge, and the Klings shall designate one arbitrator and Purchaser shall designate another arbitrator, and each side shall give written notice to the other of the identity of its chosen arbitrator by the fortieth (40th) day after the Notice Date. The two arbitrators so designated shall choose a third arbitrator who shall preside over the proceedings. If a party fails to name an arbitrator within the time specified, the arbitrator named by the other party shall decide the Dispute. If the two named arbitrators are unable to agree upon the selection of the presiding arbitrator, the selection shall be made by the Presiding Judge of the Circuit Court of Cook County, Illinois upon the application of either party. Each party shall be entitled to discovery in any such proceeding to the same extent as would be available in a civil action pursuant to the Federal Rules of Civil Procedure and the arbitrator shall have the authority to decide any disputes with respect thereto. Any awards rendered by the arbitrator shall be final and binding upon the parties, and judgment upon the award may entered in any court having jurisdiction. All costs of the arbitrator and the proceedings shall be borne equally by the parties. The party who substantially prevails in any arbitration (as is determined by the arbitrator) shall also be awarded its reasonable costs and expenses, including reasonable attorneys fees, at all levels of proceedings. The parties agree that any arbitration hereunder shall proceed as expeditiously as is reasonably possible and, in furtherance thereof, acknowledge that the arbitrator shall have the authority to establish schedules and impose reasonable deadlines for completion of various phases of the proceeding, including discovery and the presentation of testimony and other evidence.

     10.12. Time of the Essence. Time shall be of the essence of this Agreement.


                   [Balance of this page intentionally blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


ATTEST/ WITNESS:                             TRANSIT HOMES OF AMERICA, INC.


                                             By: /s/ Larry Kling          (SEAL)
--------------------------                   -----------------------------------
                                             Larry Kling, President


                                             CAMBRIDGE MANAGEMENT COMPANY, INC.




                                             By: /s/ Larry Kling          (SEAL)
--------------------------                   -----------------------------------
                                             Larry Kling, President



                                             MORGAN DRIVE AWAY, INC.



                                             By: /s/ Terrence L. Russell  (SEAL)
--------------------------                   -----------------------------------
                                             Terrence L. Russell
                                             President and CEO



                   [Balance of this page intentionally blank]

     A. LARRY KLING and COLLEEN KLING, (together the Klings) as a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, jointly and severally agree:

          (a) to take, in their capacities as stockholders or directors, all corporate action and otherwise use their reasonable best efforts to cause Seller and Cambridge to perform all of the obligations to be performed by each of them pursuant to the provisions of this Agreement on or before the Closing date, and

          (b) to indemnify Purchaser with respect to the matters described in sections 9.01 and 9.02 (jointly and severally with Seller or Cambridge, as the case may be), which indemnification shall survive the Closing Date (subject to the limitation set forth in section 5.04) and inure to the benefit of Purchaser, its successors and assigns.

     B. Notwithstanding any other provision hereof, except as provided in paragraph C, the aggregate amount that the Klings shall at any time be required to pay on account of claims under clause (b) shall not exceed the sum of (1) the total amount theretofore paid to (or for the benefit of) either or both of them directly pursuant to the provisions of this Agreement, the Purchase Price Note, and the Kling Agreement and (2) the total amount of all dividends, distributions, payments, or other benefits made at any time after the date hereof by Transit (x) to (or for the benefit of) either of them or (y) with respect to stock or indebtedness of Transit held by either or both of them on the date hereof. The foregoing, however, shall not limit or impair Purchasers right to offset the amount of any such claim against any amount otherwise payable to Seller or either of the Klings in accordance with section 9.06.

     C. The liability of the Klings for any claim for indemnification by Purchaser shall nevertheless be unlimited to the extent that it arises out of:

          (i) the inaccuracy of any of Sellers or Cambridges representations made herein of which Larry Kling has actual knowledge; or

               (ii) fraud or other intentional misrepresentation on the part of Larry Kling or on the part of Seller or Cambridge of which Larry Kling has actual knowledge (whether asserted by Purchaser or by a third party); or


                   [Balance of this page intentionally blank]

               (iii) an equitable remedy afforded to a third party based on an act of either of the Klings which is not authorized in writing by Purchaser on account of which Purchaser becomes liable for any debt, liability, or obligation of Seller, Cambridge, or the Klings.

WITNESS:



                                             /s/ Larry Kling             (SEAL)
--------------------------                   -----------------------------------
                                             Larry Kling, President





                                             /s/ Colleen Kling           (SEAL)
--------------------------                   -----------------------------------
                                             Colleen Kling

                             EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A           Assignment and Assumption Agreement

Exhibit B           Kling Agreement

Exhibit C           Related-Party Leases

Exhibit D           Purchase Price Note

SCHEDULES:

Schedule 1.04       Assumed Agreements

Schedule 1.05       Assumed Facility Leases

Schedule 1.06       Assumed Liabilities

Schedule 1.12       Excluded Assets

Schedule 1.16       Prepaid Items

Schedule 1.20       Tangible Personal Property

Schedule 1.21       Unaudited Financial Statements

Schedule 3.04       Allocation of Purchase Price

Schedule 5.08       Accounts Receivable Collection Procedures

Schedule 5.12       Environmental Surveys

Schedule 6.06       Financial Statements

Schedule 6.12       Encumbrances

Schedule 6.14       Absence of Certain Changes

Schedule 6.15       Accounts Receivable

Schedule 6.16       Intangibles

Schedule 6.19       Customers

Schedule 6.22       Benefit Plans